Exhibit 1-2

                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                     Consolidated Balance Sheet (Unaudited)
                                December 31, 2002
                   ------------------------------------------
                                 (In Thousands)


ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                     $ 23,818
    Receivables:
      Customers                                                       -
      Associated companies                                           1,430
      Other                                                        130,658
    Notes receivable from associated companies                        -
    Material and supplies                                            8,137
    Prepayments and other                                            2,681
                                                                   -------
                                                                   166,724
                                                                   -------

INVESTMENTS:
    Nonutility property, net                                        35,631
    Other                                                            4,685
                                                                   -------
                                                                    40,316
                                                                   -------
DEFERRED CHARGES:
    Goodwill                                                       196,490
    Accumulated deferred income taxes assets                          -
    Other     -
                                                                   -------
                                                                   196,490
                                                                   -------

         TOTAL ASSETS                                             $403,530
                                                                   =======


LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
    Currently payable long-term debt                              $  1,057
    Short-term borrowings                                              500
    Notes payable to associated companies                           24,712
    Accounts payable
      Other                                                         57,938
      Associated companies                                            (657)
    Accrued taxes                                                    4,557
    Accrued interest                                                  -
    Other                                                           24,283
                                                                   -------
                                                                   112,390
                                                                   -------

CAPITALIZATION:
    Common stockholders' equity                                    268,289
    Long-term debt                                                  12,148
                                                                   -------
                                                                   280,437
                                                                   -------

DEFERRED CREDITS:
    Accumulated deferred income taxes                                3,528
    Other                                                            7,175
                                                                   -------
                                                                    10,703
                                                                   -------

         TOTAL LIABILITIES & CAPITALIZATION                       $403,530
                                                                   =======

                                                                    Exhibit 1-2


                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                  Consolidated Statement of Income (Unaudited)
                  --------------------------------------------
                                 (In Thousands)





                                                Three Months      Twelve Months
                                                   Ended              Ended
                                                Dec 31,2002        Dec 31, 2002
                                                ------------      -------------


REVENUES                                          $131,279          $532,513
Direct costs of revenue                            112,675           458,325
                                                   -------           -------

Gross profit                                        18,604            74,188

Selling, general and administrative
    expenses                                        14,228            57,494
Depreciation                                         1,755             6,876
Accrual for loss contracts                            -                2,400
                                                   -------           -------
Operating income before goodwill
    and purchase agreement incentive plans           2,621             7,418

Purchase agreement incentive plans                     643             1,471
                                                   -------           -------

Operating income                                     1,978             5,947

Interest income                                        307             1,290
Interest expense                                      (494)           (2,521)
Gain/(loss) on sale of fixed assets                     65              (214)
Other income                                           213               724
                                                   -------           -------
Total other income/(expense)                            91              (721)
                                                   -------           -------

Income before income taxes                           2,069             5,226

Provision for income taxes                             (41)            2,553
                                                   -------           -------

Net income                                        $  2,110             2,673
                                                   =======           =======